As filed with the Securities and Exchange Commission on February 4, 2014

Registration No. 333-164880

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-164880

LIFE TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	33-0373077
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5791 Van Allen Way

Carlsbad, CA 92008

(760) 603-7200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Seth H. Hoogasian

President and Secretary

c/o Life Technologies Corporation

5791 Van Allen Way

Carlsbad, California 92008

(760) 603-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Deregistration of Securities

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-3 (the “Registration Statement”) of Life Technologies Corporation (the “Registrant”):

•	File No. 333-164880, pertaining to the registration of 2,370,586 shares of common stock, par value $0.01 per share, held by certain stockholders named therein (the “Selling Stockholders”), which may be sold from time to time by the Selling Stockholders.

On April 14, 2013, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Registrant, Thermo Fisher Scientific Inc. (“Parent”) and Polpis Merger Sub Co., an indirect wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on February 3, 2014, Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation and becoming an indirect wholly owned subsidiary of Parent (the “Merger”).

In connection with the consummation of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration the securities of the Registrant registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Massachusetts, on February 4, 2014. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

LIFE TECHNOLOGIES CORPORATION

By:	/s/ Seth H. Hoogasian
Name:	Seth H. Hoogasian
Title:	President and Secretary